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                                                                    EXHIBIT 23.1

                 CONSENT OF ERNST & YOUNG, INDEPENDENT AUDITORS

    We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Isis Pharmaceuticals, Inc. for the registration of 5,750,000 shares of its common stock and to the incorporation by reference therein of our report dated February 2, 2001, with respect to the consolidated financial statements of Isis Pharmaceuticals, Inc. included in its Annual Report (Form 10-K, as amended on April 2, 2001) for the year ended December 31, 2000, to be filed with the Securities and Exchange Commission on or about October 9, 2001.

                                          /s/ Ernst & Young LLP_________________
                                            ERNST & YOUNG LLP

San Diego, California
October 8, 2001